UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A
(AMENDMENT NO.1)

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2007

Velcera, Inc.
(Exact Name of registrant as specified in its charter)

Delaware	000-51622	20-3327015
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

201 Corporate Drive
Langhorne, Pennsylvania 19047-8007
(Address of Principal Executive Offices) (Zip Code)

(215) 579-7200
(Registrant’s telephone number, including area code)

Denali Sciences, Inc.
c/o Paramount BioSciences, LLC
787 Seventh Avenue, 48th Floor
New York, New York 10019
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on form 8-K/A, Amendment No. 1, amends, restates, and replaces in its entirety, the Current Report on form 8-K filed by the Company on March 5, 2007.

Item 1.01. Entry into a Material Definitive Agreement.

The disclosures set forth under Item 2.01 hereof are hereby incorporated by reference in this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Pursuant to the merger agreement dated January 31, 2007 (the “Merger Agreement”), between Denali Sciences, Inc. (“Denali”), Denali Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Denali (“MergerCo”), and Velcera Pharmaceuticals, Inc., a Delaware corporation (“Velcera”), MergerCo merged with and into Velcera, with Velcera remaining as the surviving entity and a wholly owned operating subsidiary of Denali. This transaction is referred to throughout this report as the ”Merger”. On January 31, 2007, Denali’s sole director approved the Merger, which became effective as of February 27, 2007, upon the filing of a certificate of merger with the Delaware Secretary of State’s office. Denali’s entry into the Merger Agreement was disclosed on the Denali’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2007, which is hereby incorporated by reference.

On February 27, 2007, Denali filed a Certificate of Ownership with the Secretary of State of the State of Delaware pursuant to which Velcera, the Denali’s wholly-owned subsidiary pursuant to the Merger, merged with and into Denali with Denali remaining as the surviving corporation to that merger. In connection with that short-form merger, and as set forth in the Certificate of Ownership, we changed our corporate name to “Velcera, Inc.” The Certificate of Ownership is filed as Exhibit 3.2 to this current report. Velcera Inc., the registrant, is referred to herein as “we”, “our”, or “us”.

At the effective time of the Merger, the legal existence of MergerCo ceased and all of the shares of Velcera common stock (the “Velcera Common Stock”) that were outstanding immediately prior to the Merger were cancelled, with one share of Velcera Common Stock issued to Denali. Simultaneously, Denali issued to the former holders of Velcera Common Stock in consideration of their Velcera Common Stock, an aggregate of 12,037,856 shares of Denali’s common stock (“Common Stock”). In addition, all securities convertible or exercisable into shares of Velcera Common Stock outstanding immediately prior to the Merger were cancelled, and the holders thereof received similar securities for the purchase of an aggregate of 3,390,955 shares of the Common Stock.

Immediately following the effective time of the Merger and pursuant to the respective terms of the Merger Agreement, Denali redeemed 122,746 shares of Common Stock held by various stockholders of Denali in exchange for approximately $50,000 (the “Redemption”). A copy of the redemption agreement is filed herewith as Exhibit 10.1, and is hereby incorporated herein by reference. Following the Redemption, 2,254 shares of Common Stock held prior to the Merger by Denali’s other stockholders remained issued and outstanding.

As a condition to the Merger, Denali and Velcera entered into an Indemnity Agreement dated February 22, 2007 with Denali’s sole director, Timothy M. Hofer, pursuant to which Denali and Velcera agreed to indemnify Mr. Hofer for actions taken in his official capacity relating to the consideration, approval and consummation of the Merger. A copy of the indemnity agreement is filed herewith as Exhibit 10.2, and is hereby incorporated herein by reference.

The former stockholders of Velcera now hold approximately 100% of the outstanding shares of our capital stock. Accordingly, the Merger represents a change in control. As of the date of this report, there are 12,040,110 shares of Common Stock outstanding. For accounting purposes, the Merger has been accounted for as a reverse acquisition with Velcera as the accounting acquirer (legal acquiree) and Denali as the accounting acquiree (legal acquiror). In connection with the Merger, we have changed our name to “Velcera, Inc.”. Additionally, we will adopt and continue implementing the business plan of Velcera.

Description of Velcera’s Business

1) General

Velcera was incorporated in February of 2002 and is a development stage pet pharmaceutical company based in Langhorne, Pennsylvania. Velcera’s strategy is to develop an innovative drug delivery technology, trademarked as PromistTM, that offers unique benefits and advantages in the pet health market.

Prior to the Merger, Velcera was executing a two prong business plan. We will continue implementing this business plan. The first element of the business plan is to develop proprietary animal health products based upon PromistTM technology utilizing post-patent compounds with proven effectiveness in veterinary or human medicine.

The second element of Velcera’s business plan is to selectively out-license PromistTM technology to animal health companies for deployment with patented compounds that could benefit from any of multiple advantages afforded by the technology, including: (a) increased dosing convenience, (b) improved dosing confidence, (c) increased bioavailability due to avoidance of the first pass liver metabolism, (d) more rapid drug absorption, and (e) extended product lifecycle via patented novel delivery.

2) The Transmucosal Oral Spray Technology (PromistTM)

Velcera’s PromistTM delivery technology is not currently offered in veterinary medicine. With the application of a fine mist to the oral mucosa, the PromistTM delivery technology allows a given drug to enter the systemic blood stream. Speed of absorption and on-set of activity may be important in many product categories and can differentiate a PromistTM -based product from a product with the same drug administered in a conventional oral form. The pharmacokinetic characteristics of a PromistTM -based product are also dependent upon the drug.

For some medications the PromistTM technology can deliver the same therapeutic benefit with less active ingredient by avoiding the gastrointestinal system and the first-pass liver metabolism. This may make a previously unusable drug viable. Reducing the requirement for active ingredient can also reduce the manufacturing costs of the medication. PromistTM technology offers potential lower dosing to achieve the same therapeutic effect.

3) Product Development

i. VEL-504- PromistTM

Velcera has entered its first PromistTM-based pharmaceutical product into full development utilizing the VEL-504 active ingredient. This active ingredient is approved for use in dogs in all major country markets in the pain management therapeutic category.

A product formulation has been selected and a contract manufacturer is preparing for production of supplies to support clinical trials in mid-2007. Regulatory plans have been established and meetings have been held with the regulatory authorities in the United States, European Union, Australia and New Zealand. Because VEL-504 is expected to show bioequivalence with the commercial pioneer product, the regulatory hurdles may be reduced in some countries.

ii. VEL-502 PromistTM

The second planned product to be delivered by PromistTM technology contains an approved human drug, VEL-502, for use in treating allergic atopic dermatitis in dogs. When VEL-502 is administered via PromistTM, the pharmacokinetic profile achieved has been found to be superior to that of tablet administration at the same dose. Transmucosal delivery resulted in total drug exposure which was approximately thirty times greater than that achieved with a tablet. VEL-502 is approved for human use, but has shown only marginal effectiveness in dogs in conventional form. The results of the study demonstrate that oral administration using Promist™ technology may significantly alter the plasma profile of VEL-502.

Velcera conducted two pilot field efficacy trials with VEL-502-PromistTM in client-owned dogs. The first trial was for 28 days in a non-blinded design. The favorable results of this trial led Velcera to conduct a second trial for 35 days in a blinded, placebo-controlled design

Results are unaudited and therefore preliminary. The results of the clinical trials indicate that VEL-502 administered via Promist™ is effective in controlling pruritus in allergic dogs as a sole therapy for a clinically significant period. It also suggests that there may be a portion of dogs with allergies where periodic concomitant therapy may be beneficial depending on the severity of the allergic condition and the degree of exposure of each individual dog to allergens. VEL-502 is in full development.

Although current VEL-502 development plans are focused on the dog, Velcera believes a VEL-502-PromistTM product also has potential application in the equine market.

4) Third-Party Agreements and Joint Development

Prior to the Merger, Velcera was negotiating the terms of a global sub-licensing agreement for rights to the first Promist™ product, VEL-504-Promist™. We will continue negotiating the terms and a final sub-licensing agreement is not assured, although the current terms include: (a) the partner taking responsibility for cost of product development, (b) an upfront payment, (c) payments upon achievement of certain milestones, and (d) royalties based upon product sales.

5) Competition

Velcera competes against fully integrated veterinary pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have veterinary drugs and devices already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than Velcera has.

The largest veterinary pharmaceutical companies are global in reach and the ten largest companies account for approximately 80% of global animal health sales. These multinational companies have significant research and development resources to compete with our own. Because of the highly technical and scientific nature of product development in this field, competitive advantage can be created with unique expertise, rapid technological advances and with proprietary intellectual property rights.

We anticipate entering into collaborative relationships, e.g., licensing, sub-licensing, joint development, distribution agreements, etc., with large veterinary pharmaceuticals companies. While these relationships are intended to improve our competitive position, they may also intensify the competition between a collaborative partner and another competitor.

6) Government Regulation

The research, development, testing, manufacture, labeling, promotion, advertising, distribution, and marketing, among other things, of our new animal drug products are extensively regulated by governmental authorities in the United States and other countries. In the United States, the Food and Drug Administration (“FDA”) regulates drugs under the Federal Food, Drug, and Cosmetic Act (“FDCA”), and its implementing regulations. Failure to comply with the applicable U.S. requirements may subject us to administrative or judicial sanctions, such as FDA refusal to approve pending New Animal Drug Applications (“NADAs”), warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecution.

Drug Approval Process. None of our drugs may be marketed in the U.S. until the drug has received FDA approval. The steps required before a drug may be marketed in the U.S. can include:

•	Preclinical laboratory tests in laboratory species, including toxicology studies, and formulation studies;

•
Adequate and well-controlled target animal safety and clinical trials to establish the safety and effectiveness of the drug for each indication, all conducted under an Investigational New Animal Drug Application (“INAD”);

•	Submission to the FDA of an NADA;

•	Satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practices, or “cGMPs”; and

•	FDA review and approval of the NADA.

Preclinical tests can include laboratory evaluation of product chemistry, toxicity, and formulation, as well as preliminary target animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements.

Clinical trials involve the administration of the investigational new animal drug to target animal species under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol is generally reviewed with FDA prior to the initiation of a study.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NADA requesting approval to market the product for one or more indications. The testing and approval process requires substantial time, effort, and financial resources. The agencies review the application and may deem it to be inadequate to support the registration, and companies cannot be sure that any approval will be granted on a timely basis, if at all.

Before approving an NADA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured and will not approve the product unless current Good Manufacturing Practice (“cGMP”) compliance is satisfactory. If the FDA evaluates the NADA and the manufacturing facilities as acceptable, the FDA may issue an approval letter, or in many cases, an approvable letter followed by an approval letter. Both letters can contain conditions that must be met in order to secure final approval of the NADA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. The approval letter authorizes commercial marketing of the drug for specific indications. In some instances, as a condition of NADA approval, the FDA may require post-marketing testing and surveillance to monitor the drug’s safety or efficacy, or impose other conditions.

After approval, certain changes to the approved product, such as adding new indications, making certain manufacturing changes, or making certain additional labeling claims, are subject to further FDA review and approval. Before a company can market products for additional indications, it must obtain additional approvals from FDA. Obtaining approval for a new indication generally requires that additional clinical studies be conducted. A company cannot be sure that any additional approval for new indications for any product candidate will be approved on a timely basis, or at all.

Post-Approval Requirements. Often times, even after a drug has been approved by the FDA for sale, the FDA may require that certain post-approval requirements be satisfied, including the conduct of additional clinical studies. If such post-approval conditions are not satisfied, the FDA may withdraw its approval of the drug. In addition, holders of an approved NADA are required to: (i) report certain adverse reactions to the FDA, (ii) comply with certain requirements concerning advertising and promotional labeling for their products, and (iii) continue to have quality control and manufacturing procedures conform to cGMP after approval. The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities; this latter effort includes assessment of compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. We intend to use third party manufacturers to produce our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NADA, including withdrawal of the product from the market.

Employees

As of the date of this Report, we had 4 employees, 3 of which are full-time, and 1 of which is a half-time employee. We will be hiring a full-time chief financial officer and treasurer to replace John Knox, our Treasurer, additional members of our R&D staff in support of product development and administrative staff.

Description of Property

Following the Merger, our principal offices will be located at 201 Corporate Drive, Langhorne, Pennsylvania. We will rent these furnished offices from Steadman Consulting Co., LLC for $2,600 per month under an open-ended lease with a 60-day notice period for termination. Our chief executive officer following the Merger, Dennis Steadman, is the managing member of Steadman Consulting Co., LLC. We plan to lease additional space as needed and anticipate entering long-term leases for such space.

Cautionary Note Regarding Forward-Looking Statements

This report contains certain statements that are “forward-looking statements,” including, among other things, discussions of our business strategies, future operations and capital resources. Words such as, but not limited to, “may,” “likely,” “anticipate,” “expect” and “believes” indicate forward-looking statements.

Forward-looking statements are included in the section of this report entitled “Description of Velcera’s Business” Although we believe that the expectations reflected in such forward-looking statements are generally reasonable, we cannot assure you that such expectations will ultimately prove to be correct. Generally, these statements relate to our business plans and strategies, projected or anticipated benefits or other consequences of market conditions and opportunities, business plans or strategies, projections involving anticipated sales and revenues, expenses, projected future earnings and other aspects of operational results. All phases of our operations are subject to a number of uncertainties, risks and other influences, most of which are outside our control, and any one or combination of which could materially and adversely affect the results of our operations, and also, could affect whether any such forward-looking statements contained herein ultimately prove to be accurate. Important factors that could cause actual results to differ materially from our current expectations are summarized in the section captioned “Risk Factors” immediately following.

Risk Factors

We currently have no product revenues and will need to raise additional capital to operate our business.

To date, we have generated no product revenues. Until, and if, we receive approval from the United States Food and Drug Administration, or “FDA”, or comparable regulatory authorities in other countries for our product candidates, we cannot sell our drugs and will not have product revenues. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from cash on hand, licensing fees and grants.

We will need to seek additional sources of financing in the future, which may not be available on favorable terms, if at all. If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned pre-clinical and clinical trials or obtain approval of our product candidates from the FDA or comparable foreign regulatory authorities. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities. Any additional sources of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our stockholders.

We are not currently profitable and may never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. For the year ended December 31, 2006 we had a net loss of $2,947,263 and for the year ended December 31, 2005 we had a net loss of $2,479,048. Since our inception and through December 31, 2006, we have an accumulated deficit of $7,964,717 and negative stockholders’ equity of $535,632. Even if we succeed in developing and commercializing one or more of our product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	continue to undertake pre-clinical development and clinical trials for our product candidates;

•	seek regulatory approvals for our product candidates;

•	implement additional internal systems and infrastructure; and

•	hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability, or an inability to obtain additional financing could negatively impact the value of our securities.

We have a limited operating history upon which to base an investment decision.

We are a development-stage company and have not demonstrated our ability to perform the functions necessary for the successful commercialization of any of our product candidates. The successful commercialization of our product candidates will require us to perform a variety of functions, including:

•	continuing to undertake pre-clinical development and clinical trials;

•	participating in regulatory approval processes;

•	formulating and manufacturing products; and

•	conducting sales and marketing activities.

Our operations have been limited to organizing and staffing our company, acquiring, developing and securing our proprietary technology and undertaking pre-clinical trials and clinical trials of our principal product candidates. These operations provide a limited basis for you to assess our ability to commercialize our product candidates.

We may not obtain the necessary United States or international regulatory approvals to commercialize our product candidates.

We will need FDA approval to commercialize our product candidates in the United States and approvals from the FDA equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain regulatory approval of any of our product candidates, we must submit regulatory filings including scientific and technical data and information demonstrating that the product candidate is safe and effective for its intended use. This demonstration requires significant research and animal tests. Satisfaction of the regulatory requirements may take many years, depending upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the regulatory authorities consider safe and effective for indicated uses. The FDA and other regulatory authorities have substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in regulatory authority policies and procedures that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidates;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our New Animal Drug Applications or Abbreviated New Animal Drug Applications.

We cannot be sure that we will ever obtain regulatory clearance for our product candidates. Failure to obtain FDA approval of any of our product candidates may severely undermine our business by reducing our number of salable products and, therefore, corresponding product revenues. In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize our product candidates for sale outside the United States.

Our product candidates have not undergone clinical development.

Our intended product candidates have not yet completed clinical studies in the target animal species. We cannot predict with any certainty if or when we might submit regulatory filings for regulatory approval of our product candidates or whether such a regulatory filing will be approved.

Clinical trials are expensive, time-consuming and difficult to design and implement.

Clinical studies, even in animals (as opposed to humans) are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	inability to monitor animals adequately during or after treatment;

•	inability or unwillingness of medical investigators to follow our clinical protocols;

•	inability to complete formulation process for selected compounds; and

•	interruption in clinical or commercial supply of selected compounds

The results of our clinical trials may not support our product candidate claims.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our pre-clinical or clinical trials will delay the regulatory filing and, ultimately, our ability to commercialize our product candidates and generate product revenues.

Veterinarians and target animals may not accept or tolerate use of our drugs.

Even if the regulatory authorities approve our product candidates, veterinarians and target animals may not accept and use them. Acceptance and use of our product will depend upon a number of factors including:

•	perceptions by members of the veterinary community and pet owners about the safety and effectiveness of our drugs;

•	cost-effectiveness of our product relative to competing products;

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

Our drug-development program depends upon third-party researchers who are outside of our control.

We depend upon independent investigators and collaborators, such as universities and veterinary hospitals, to conduct our pre-clinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our regulatory applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

If we have any disagreement with NovaDel regarding the terms of the License Agreement its business may be negatively impacted.

Our products under development are currently based on transmucosal oral mist drug technology that Velcera has licensed from NovaDel pursuant to the License and Development Agreement entered into with NovaDel on June 22, 2004 as amended to date (the “NovaDel License Agreement”). If there is any disagreement regarding the terms of the NovaDel License Agreement, it may have a negative impact on our business by (a) requiring reallocation of resources from the development and commercialization of products to resolving any dispute with NovaDel, and (b) reducing the potential strategic relationships available for the development and commercialization of veterinary products.

Dependence Upon Strategic Relationships.

Part of our strategic plan depends upon the development of strategic relationships with companies that will manufacture and use products incorporating its drug delivery technology. Our prospects will be significantly affected by its ability to sublicense its technology and successfully develop strategic alliances with third parties for incorporation of its technology into products manufactured by others. Strategic alliances may require financial or other commitments by the Company. There can be no assurance that we will be able, for financial or other reasons, to enter into strategic alliances on commercially acceptable terms, or at all. Failure to do so would have a material adverse effect.

Necessity of Developing Solutions and Enhancements in a Timely and Effective Manner.

Because of the complexity of our products, internal quality assurance testing and clinical testing may reveal product performance issues or desirable treatment enhancements that could lead us to postpone the release of our products. In addition, the reallocation of resources associated with any postponement could cause delays in the development and release of our other products in development. We may not be able to successfully complete the development of currently planned products in a timely and efficient manner. Any such failure or delay could harm our operating results.

We rely exclusively on third parties to formulate and manufacture our product candidate.

We have no experience in drug formulation or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. We currently have no contract for the manufacture of our product candidates, and plan to enter into manufacturing agreement(s) for VEL-504. We also have an warehousing and shipping agreement with an animal health company who will supply, store and distribute drug supplies for clinical trials.  If any of our product candidates receive regulatory approval, we will rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers exposes us to, among others, the following risks:

•
We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the regulatory authorities must approve any replacement contractor.

•	NovaDel or other third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

•
NovaDel or other manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•
Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the United States Drug Enforcement Agency, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over any third-party manufacturer’s compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the regulatory authorities or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues.

We have no experience selling, marketing or distributing products and no internal capability to do so.

We currently have no sales, marketing or distribution capabilities. We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of our proposed products. Significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise, or we could pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if able to do so, that they will have effective sales forces. There can also be no assurance that we will be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our product in the United States or overseas.

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues and our business will suffer.

The market for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive regulatory approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic, clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer. Additionally, developments by competitors may render our products or technologies obsolete or non-competitive.

We will compete against fully integrated veterinary pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have veterinary drugs and devices already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and clinical trials in animals;

•	obtaining FDA and other regulatory approvals of animal drugs;

•	formulating and manufacturing animal drugs; and

•	launching, marketing and selling animal drugs.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish.

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing upon the proprietary rights of third parties. To date, we hold certain exclusive patent rights, including rights under United States patents and United States patent applications as well as rights under foreign patents and patent applications, as a result of our 20-year license with NovaDel signed in 2004. We anticipate filing additional patent applications both in the United States and in other countries, as appropriate. However, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors including whether third parties will find ways to invalidate or otherwise circumvent our patents;

•	if and when patents will issue;

•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications;

•	whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose; or

•	Whether we are able to maintain our license with NovaDel.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we attempt to require all of our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer. Additionally, our license agreement with NovaDel contains clauses that will allow NovaDel to terminate the license should we be unable to cure a breach of the license agreement. Our breach of the licensing agreement, and subsequent failure to cure such breach in a timely manner, may result in termination of the license agreement which we believe would have a material adverse effect on our business.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We may be exposed to liability claims associated with the use of hazardous materials and chemicals.

Our research and development activities may involve the controlled use of hazardous materials and chemicals. Although we intend for our safety procedures for using, storing, handling and disposing of these materials to comply with federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could materially adversely affect our business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require us to incur substantial compliance costs that could have a material adverse affect on our business, financial condition and results of operations.

We rely on key scientific and medical advisors, and their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on our principal scientific, regulatory and medical personnel and advisors. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

If we are unable to hire additional qualified personnel, including members of senior management, our ability to grow our business will be harmed.

We currently have a small management team. Failure by us to attract competent and qualified personnel will have a material adverse effect on our operations. We will need to hire qualified personnel with expertise in pre-clinical testing, marketing, finance, clinical research and testing, government regulation, formulation and manufacturing, and sales and marketing in the animal drug industry. We compete for qualified individuals with numerous companies, universities and other research institutions including the animal health units of large pharmaceutical companies. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified and competent personnel in a timely manner will be critical to our success.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products has an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We currently do not carry clinical trial insurance or product liability insurance. Even if agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

We are controlled by current directors and principal stockholders.

After the Merger, our directors and principal stockholders beneficially owned approximately 21.4% of our outstanding securities. Accordingly, our executive officers, directors, principal stockholders and certain of their affiliates will have the ability to exert substantial influence over the election of our board of directors and the outcome of issues submitted to our stockholders.

We are required to file a registration statement for shares covering the common stock and warrants sold in the offering that closed contemporaneously with the merger.

We have agreed, at our expense, to prepare a registration statement covering the common stock and warrants sold in the offering that closed contemporaneously with the merger, and to file that registration statement within 60 days after the merger. Filing a registration statement with the SEC is a costly and timely process. In the event that such registration statement is not filed within 60 days after the closing of the Merger, we will be required to pay to each investor holding securities to be registered, as liquidated damages and not as a penalty, an amount, for each month (or portion of a month) in which such delay shall occur, equal to 1 percent of the purchase price paid by such investor (or, in the case of the placement agent, an additional warrant to purchase shares equal to 1 percent of the warrants shares held by the placement agent), until we have cured the delay. Our financial condition and operating results will be harmed if we are required to pay such liquidated damages.

We will be required to implement additional finance and accounting systems, procedures and controls in order to satisfy requirements under the Sarbanes-Oxley Act of 2002, which will increase our costs and divert management’s time and attention.

We are in a continuing process of establishing controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal control over financial reporting when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. As a company with limited capital and human resources, we anticipate that more of management’s time and attention will be diverted from our business to ensure compliance with these regulatory requirements than would be the case with a company that has well established controls and procedures. This diversion of management’s time and attention may have a material adverse effect on our business, financial condition and results of operations.

In the event we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal control over financial reporting when we are required to do so, investors and others may lose confidence in the reliability of our financial statements. If this occurs, the trading price of our Common Stock, if any, and ability to obtain any necessary equity or debt financing could suffer. In addition, in the event that our independent registered public accounting firm is unable to rely on our internal control over financial reporting in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, we may be unable to file our Annual Report on Form 10-K with the SEC. This would likely have an adverse affect on the trading price of our Common Stock, if any, and our ability to secure any necessary additional financing, and could result in the delisting of our Common Stock if we are listed on an exchange in the future. In such event, the liquidity of our Common Stock would be severely limited and the market price of our Common Stock would likely decline significantly.

Our common stock is considered “a penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. Following the Merger, the market price of the our common stock is likely to be less than $5.00 per share and therefore may be a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the our common stock.

We have never paid dividends.

We have never paid dividends on our capital stock and do not anticipate paying any dividends for the foreseeable future.

Management’s Discussion and Analysis or Plan of Operation

The following discussion of the financial condition and results of operation should read in conjunction with the financial statements and the notes to those statements included in this report. This discussion includes forward-looking statements that involve risk and uncertainties. Many factors, including those set forth under “Risk Factors,” may cause actual results to differ materially from those anticipated in these forward-looking statements.

Overview

We are developing a transmucosal oral mist drug delivery technology for use in companion animals. This innovative delivery technology called “PromistTM” may address unmet needs for improved convenience and compliance in the growing pet pharmaceutical market. We are developing two new pet medicines based upon known drugs and the PromistTM technology with expected international approval dates ranging from 2008 to 2011. In parallel with this product development, we are pursuing sub-licensing opportunities with other animal health companies to generate near-term licensing revenues and longer-term royalty streams.

Studies are underway on two such opportunities.

1.
VEL-504-PromistTM, is a potential new patent-protected product in the canine pain management category. Within an estimated global category of approximately $320 million per year, our product would be unique in convenience, speed of absorption and formulation differentiation.

2.
VEL-502-PromistTM, is a potential new patent-protected veterinary product for the treatment of allergic dermatitis in canines. The options for treating canine allergies are very limited and rely largely upon immunosuppressive drugs, e.g., steroids.   VEL-502 is a commonly used human health drug with low bioavailability in canines when administered in conventional forms. However, our studies with PromistTM administration indicate the amount of drug in the blood stream increased by approximately 30 fold compared to conventional tablet administration.

We are also seeking strategic partners for the sub-licensing of PromistTM technology for deployment with patented animal health compounds that could benefit from any of multiple advantages afforded by the technology. These potential advantages include: (a) increased dosing convenience, (b) improved assurance of dosing, (c) increased bioavailability due to avoidance of the first pass liver metabolism, (d) more rapid drug absorption, and (e) extended product lifecycle opportunities via patented novel delivery.

In 2004, Velcera entered into a worldwide 20-year license agreement for the exclusive rights to use the intellectual property protection held by NovaDel, which includes several issued patents with respect to its transmucosal oral spray technology for the delivery of compounds to treat animals. Pursuant to the terms of the license agreement, NovaDel granted Velcera the exclusive worldwide right to develop and commercialize its metered dose transmucosal oral spray technology for the treatment, prevention, or diagnosis of diseases in non-human mamnals.

Research and development expenses are comprised primarily of fees paid to contractors, consultants and outside service providers for laboratory, clinical and manufacturing process studies, licensing of the technology, and other expenses relating to the development, testing and enhancement of our product candidates. We expense research and development costs as they are incurred.

General and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, professional fees, business insurance, rent, general legal activities, and other corporate expenses.

Our results include non-cash compensation expense as a result of the issuance of restricted stock and stock option grants. Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment,” (“SFAS 123(R)”) for employee options using the modified prospective transition method. SFAS 123(R) revised SFAS No.123, “Accounting for Stock-Based Compensation,” (“SFAS 123”), to eliminate the option to use the intrinsic value method and requires us to expense the fair value of all employee options over the vesting period. We selected the Black-Scholes method to determine the fair value of options granted to employees. Under the modified prospective transition method, we recognized compensation cost for the year ended December 31, 2006 which includes 1) current year compensation cost related to stock-based payments granted prior to, but not yet vested, as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and 2) current year compensation cost related to stock-based payments granted on or after January 1, 2006, based on the grant date fair value estimated in accordance with SFAS 123(R). In accordance with the modified prospective method, we have not restated prior period results. Prior to January 1, 2006, Velcera accounted for stock options granted to employees under the intrinsic value method per Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” whereby compensation cost was recorded for the excess, if any, of the quoted market price, if any, of the fair value of the shares subject to the options over the exercise price at the date of grant. The expense is included in the respective categories of expense in the statement of operations. We expect to record additional non-cash compensation expense in the future, which may be significant.

Velcera Results of Operations

Years Ended December 31, 2006 and 2005

General and administrative expenses: For the year ended December 31, 2006, general and administrative expense was $2,215,685 compared to $1,482,616 for the year ended December 31, 2005, representing an increase of $733,069. This increase is mainly attributable to the following: (1) a $343,000 non-cash charge to office salaries pertaining to a restricted stock grant to certain executives, (2) an increase of approximately $158,000 in legal fees expense in connection with general corporate matters including potential equity transactions, (3) an increase of approximately $41,000 in accounting fees pertaining to prior period audit performed during 2006, and (4) an increase of approximately $65,000 in travel costs.

Research and development expenses: For the year ended December 31, 2006, research and development expense was $1,038,830 compared to $1,082,525 for the year ended December 31, 2005, representing a decrease of $43,695. Research and development expense primarily consists of development costs and patent legal fees associated with the PromistTM technology. During 2006, there was a decrease in certain formulation expenses which was mostly offset by increased expenditures pertaining to the advancement of the VEL-502 and VEL-504 compounds.

Liquidity and Capital resources

From inception to December 31, 2006, Velcera has incurred an aggregate net loss of $7,964,717, primarily as a result of expenses incurred through a combination of research and development activities related to the various technologies under our control and expenses supporting those activities.

Velcera has financed its operations from inception through December 31, 2006 primarily through a 2004 equity financing totaling $7.1 million in gross proceeds. Total cash and cash equivalents as of December 31, 2006 were $367,245 compared to $2,110,765 at December 31, 2005, representing a total decrease in cash and cash equivalents of $1,743,520. Accordingly, it became essential to Velcera’s continuing operations that Velcera obtain additional financing in 2007, which is further described below.

Recent Financings

Contemporaneously with the closing of the Merger, Velcera completed a private placement offering in February 2007 whereby Velcera raised gross proceeds of approximately $9,998,333.72 through the sale of 5,346,695 units, each consisting of one share of common stock and a warrant to purchase one-half of a share of common stock at $1.87 per share (the “Offering”). The per unit purchase price was $1.87. Each Warrant will have an exercise price equal to $1.87 per share, and will be exercisable for 5 years from the final closing date of the Offering. The warrants do not have a cashless exercise feature, unless after one year from the date of issuance of a warrant, there is no effective registration statement registering, or no current prospectus available for, the resale of the Common Stock underlying the warrants held by an investor in the Offering. In that event, the warrants may also be exercised at such time by means of a “cashless exercise” in which the investor shall be entitled to receive a certificate for a certain number of warrant shares as set forth in the warrant held by such investor.

In connection with the Offering, Velcera and Maxim Group, LLC (“Maxim”) entered into a placement agency agreement, as amended pursuant to which Velcera agreed to pay to Maxim for its services, compensation in the form of (a) cash commissions equal to 7% of the gross proceeds from the Offering and (b) a warrant (the “Agent Warrant”) to acquire a number of shares of Common Stock equal to 2% of the number of shares issued in the Offering. The Agent Warrant is exercisable for a period of 5 years from the closing of the Offering at an exercise price equal to $2.06 per share and contains a cashless exercise feature. Additionally, Velcera reimbursed Maxim for its out-of-pocket expenses related to the Offering in an amount equal to $50,000, and has indemnified Maxim for certain liabilities, including liabilities under the Securities Act.

In connection with the Offering, Velcera agreed to register the Common Stock and the Common Stock issuable upon the exercise of the warrants with the SEC on Form SB-2 or other appropriate form (the “Registration Statement”). The Registration Statement must be filed with the SEC no later than sixty (60) days following the completion of the Merger (“Registration Due Date”). If we fail to file the Registration Statement with the SEC on or before Registration Due Date, we will be required to pay to each investor in this Offering, as liquidated damages and not as a penalty, an amount, for each month (or portion of a month) in which such delay shall occur, equal to 1% of the purchase price paid by such investor, until we have filed the Registration Statement with the SEC.

Velcera agreed to make such filings as are necessary to keep the Registration Statement effective until the date on which all of the shares of Common Stock held by each investor are fully saleable pursuant to Rule 144 or its other subsections (or any successor thereto) under the Securities Act.  Velcera also agreed to file any additional Registration Statements necessary to cover any additional shares of Common Stock issuable pursuant to any adjustments in the warrants and to cover any shares issuable upon payment of dividends in shares of Common Stock.

We will bear the registration expenses (exclusive of transfer taxes, underwriters’ discounts and commission) of all such registrations required in connection with the Offering; all reasonable costs related to the sale of Common Stock held by the investors in the Offering under Rule 144, as well as all reasonable fees and expenses of counsel to such investors up to $10,000 in an aggregate amount with respect to the review of any Registration Statement.

Velcera also provided investors in the Offering with corporate anti-dilution protection in the event of (a) a stock dividend or distribution payable in shares of capital stock (b) a subdivision of outstanding Common Stock into a larger number of shares, (c) a combination of outstanding Common Stock into a smaller number of shares or (d) the issuance by reclassification of Common Stock of any shares of capital stock.

Velcera provided weighted average anti-dilution protection to those investors who invested in Velcera’s offering of common stock that closed in 2004 covering an aggregate of 2,031,634 shares of Common Stock (the “2004 Velcera Offering”), in the event Velcera sells common stock for a price per share (or issues securities convertible into common stock with a conversion rate) that is less than the $3.50 per share, subject to exceptions for certain types of issuances (the “2004 Anti-Dilution Rights”). As a result of the 2004 Anti-Dilution Rights, we are now obligated to issue approximately 711,001 shares of common stock to investors who invested in the 2004 Velcera Offering.

Future Financing Needs

Our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing. Through December 31, 2006, all of Velcera’s financing has been through private placements of common stock. We will continue to fund operations from cash on hand and through various sources of capital, including equity and debt instruments. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs. Based on our resources following the Merger, we believe that we have sufficient capital to fund our operations through 2008, but will need additional financing thereafter until we can achieve profitability, if ever.

Velcera has incurred negative cash flow from operations since its inception. Velcera has spent, and we expect to continue to spend, substantial amounts in connection with implementing Velcera’s business strategy, including planned product development efforts, clinical trials, and research and discovery efforts. Given the current and desired pace of development of our two product candidates, over the next 12 months we estimate that that our research and development expenses will be approximately $5.0 million, including manufacturing process and scale-up and internal salary’s for fully devoted R&D staff. We will need approximately $2.5 million for general and administrative expenses during the next 12 months.

However, the actual amount of funds we will need to operate is subject to many factors, some of which are beyond our control. These factors include the following:

•	the progress of research activities;

•	the number and scope of research programs;

•	the progress of pre-clinical and clinical development activities;

•	the progress of the development efforts of parties with whom we may enter into research and development agreements;

•	the amount of sub-licensing revenue earned;

•	our ability to maintain current research and development programs and to establish new research and development and licensing arrangements;

•	the cost involved in prosecuting and enforcing patent claims and other intellectual property rights; and

•	the cost and timing of regulatory approvals.

We have based our estimate on assumptions that may prove to be wrong. We may need to obtain additional funds sooner then planned or in greater amounts than we currently anticipate. Potential sources of financing include strategic relationships, public or private sales of equity or debt and other sources. We may seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements. It is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us, or at all. If we raise funds by selling additional shares of common stock or other securities convertible into common stock, the ownership interest of our existing stockholders will be diluted. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

Plan of Operation

Our plan of operation for the year ending December 31, 2007 is to continue implementing Velcera’s business strategy, including the clinical development of its two product candidates. We expect our principal expenditures during the next 12 months to include:

•	operating expenses, including expanded research and development and general and administrative expenses; and

•	product development expenses.

As part of our planned expansion, we anticipate hiring up to 3 additional full-time employees devoted to research and development activities and up to 3 additional full-time employees for general and administrative activities. In addition, we intend to use clinical research organizations and third parties to perform our clinical studies and manufacturing. Additionally, we plan on entering into a new long-term lease for larger office space. As indicated above, at the current and desired pace of clinical development our two product candidates, during the next 12 months we expect to spend approximately $5.0 million on clinical development and research and development activities and expend approximately $2.5 million on general and administrative expenses and $120 thousand on rent.

Research and Development Projects

VEL-504- PromistTM

We have entered our first PromistTM-based pharmaceutical product into full development utilizing the VEL-504 active ingredient. This active ingredient is approved for use in dogs in all major country markets in the pain management therapeutic category.

A product formulation has been selected and a contract manufacturer is preparing for production of supplies to support clinical trials in mid-2007. Regulatory plans have been established and meetings have been held with the regulatory authorities in the United States, European Union, Australia and New Zealand. Because VEL-504 is expected to show bioequivalence with the commercial pioneer product, the regulatory hurdles may be reduced in some countries. In the United States, we have initiated the work to complete the requirements for a full NADA.

VEL-502 PromistTM

The second planned product to be delivered by PromistTM technology contains an approved human drug, VEL-502, for use in treating allergic dermatitis in dogs. Velcera conducted two pilot field efficacy trials with VEL-502-PromistTM in client-owned dogs. The first trial was for 28 days in a non-blinded design. The favorable results of this trial led Velcera to conduct a second trial for 35 days in a blinded, placebo-controlled design

Results are unaudited and therefore preliminary. The results of the clinical trials indicate that VEL-502 administered via Promist™ is effective in controlling pruritus in dogs with allergic dermatitis as a sole therapy for a clinically significant period. It also suggests that there may be a portion of dogs with allergies where periodic concomitant therapy may be beneficial depending on the severity of the allergic condition and the degree of exposure to allergens of each individual dog. We now have VEL-502 in full development.

Critical Accounting Policies

In December 2001, the SEC requested that all registrants discuss their most “critical accounting policies” in management’s discussion and analysis of financial condition and results of operations. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of the company’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of expenses for the periods presented. Accordingly, actual results could differ from those estimates.

Research and development

Research and development expenditures are expensed as incurred. We often contract with third parties to facilitate, coordinate and perform agreed upon research and development activities. To ensure that research and development are expensed as incurred, we measure and record prepaid assets or accrue expenses on a quarterly basis for such activities based on the work performed under the contracts. These contracts typically call for the payment of fees for services at the initiation of the contract and/or upon the achievement of certain clinical trial milestones. In the event that we prepay fees for future milestones, we record the prepayment as a prepaid asset and amortize the asset into research and development expense over the period of time the contracted research and development services are performed. Most professional fees are incurred throughout the contract period. These professional fees are expensed based on their percentage of completion at a particular date. These contracts generally include pass through fees. Pass through fees include, but are not limited to, regulatory expenses, investigator fees, travel costs and other miscellaneous costs including shipping and printing fees. Because these fees are incurred at various times during the contract term and they are used throughout the contract term, we record them as incurred.

Stock-based compensation

Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment,” (“SFAS 123(R)”) for employee options using the modified prospective transition method. SFAS 123(R) revised SFAS No.123, “Accounting for Stock-Based Compensation,” (“SFAS 123”), to eliminate the option to use the intrinsic value method and requires us to expense the fair value of all employee options over the vesting period. We selected the Black-Scholes method to determine the fair value of options granted to employees. Under the modified prospective transition method, we recognized compensation cost for the year ended December 31, 2006 which includes 1) current year compensation cost related to stock-based payments granted prior to, but not yet vested, as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and 2) current year compensation cost related to stock-based payments granted on or after January 1, 2006, based on the grant date fair value estimated in accordance with SFAS 123(R). In accordance with the modified prospective method, we have not restated prior period results.

Effective January 1, 2006, we account for stock options granted to non-employees on a fair value basis over the vesting period using the Black-Scholes option pricing method in accordance with SFAS 123R and Emerging Issues Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF No. 96-18”). The initial non-cash charge to operations for non-employee options with vesting is revalued at the end of each reporting period based upon the change in the fair value of our common stock and amortized to consulting expense over the related vesting period. Prior to January 1, 2006, we accounted for stock options granted to non-employees on a fair value basis over the vesting period using the Black-Scholes option pricing method in accordance with SFAS 123 and EITF No. 96-18.

Security Ownership of Certain Beneficial Owners and Management

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding Common Stock as of February 27, 2007 (after the Merger) by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of our named executive officers (as defined in Item 402(a)(3) of Regulation S-B under the Securities Act), and (iv) all executive officers and directors as a group. Except as indicated in the footnotes below, the security and stockholders listed below possess sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#)(1)	Percentage of Common Stock Beneficially Owned (%)(1)
John Knox (2)	41,273	***
Dennis F. Steadman (3)	265,775	2.2%
Antonio Benitz (4)	186,666	1.5%
David Petrick (5)	120,833	1.0%
John M. Preston (6)	97,158	***
Stephen C. Rocamboli (7)	286,056	2.4%
Jason Stein, M.D. (8)	303,088	2.5%
Kevin Vasquez (9)	71,826	***
Joshua Kazam (10)	509,890	4.2%
Peter Kash (11)	362,269	3.0%
NovaDel Pharma, Inc.	529,500	4.4%

Directors and named executive officers as a group, 10 individuals (12)	2,103,066	17.0%

* represents less than 1 percent.

(1)  Assumes 12,040,110 shares of Common Stock are outstanding. Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the security or stockholder has sole or shared voting power or investment power, and also any shares which the security or stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)  Includes a warrant to purchase 1,893 shares of common stock at an exercise price equal to $3.85 per share.

(3)  Includes 259,026 shares of common stock were sold to Mr. Steadman for $.001 per share pursuant to the terms of his employment agreement and related agreements; 86,342 of these shares are subject to an escrow agreement between us and Mr. Steadman which provides that these shares will be released from escrow to Mr. Steadman subject to certain conditions described in his employment agreement, on April 20, 2007.

(4)  Includes a restricted stock grant in the amount of 100,000 shares, which vests upon certain liquidity events and options to purchase 86,666 shares of common stock at an exercise price equal to $3.50 per share, which are currently vested.

(5)  Includes a restricted stock grant in the amount of 60,000 shares, which vests upon certain liquidity events and options to purchase 53,333 shares of common stock at an exercise price equal to $3.50 per share, which are currently vested. Includes a warrant to purchase 2,500 shares of common stock at an exercise price equal to $1.87 per share.

(6)  Includes options to purchase 49,338 shares of common stock at an exercise price equal to $0.10 per share, which are currently vested. Includes a warrant to purchase 13,368 shares of common stock at an exercise price equal to $1.87 per share.

(7)  Includes a warrant to purchase 2,673 shares of common stock at an exercise price equal to $1.87 per share.

(8)  Includes a warrant to purchase 13,368 shares of common stock at an exercise price equal to $1.87 per share.

(9)  Includes options to purchase 11,667 shares of common stock at an exercise price equal to $3.50 per share, which are currently vested. Includes a warrant to purchase 20,053 shares of common stock at an exercise price equal to $1.87 per share.

(10) Includes 141,768 shares of common stock held in trust for the benefit of the children of Peter M. Kash, for which Mr. Kazam is trustee. Mr. Kazam disclaims beneficial ownership of these shares. Also includes a warrant to purchase 8,883 shares of common stock at an exercise price equal to $3.85 per share. Also, includes a warrant to purchase 25,401 shares of common stock at an exercise price equal to $1.87 per share.

(11) Includes 141,768 shares of common stock held in trust for the benefit of Mr. Kash’s children, for which Mr. Kash disclaims beneficial ownership. Includes a warrant to purchase 8,530 shares of common stock at an exercise price equal to $3.85 per share. Also, includes a warrant to purchase 25,401 shares of common stock at an exercise price equal to $1.87 per share.

(12) Includes 1,786,676 shares of common stock beneficially held by directors and officers, warrants to purchase 115,386 shares of common stock held by certain directors and officers, and options to purchase 201,004 shares of common stock held by certain directors and officers.

Management

At the effective time of the Merger, our board of directors was reconstituted by the appointment of Dr. John M. Preston, Peter M. Kash, Stephen C. Rocamboli, Dennis F. Steadman, Joshua A. Kazam, Kevin R. Vasquez, and Dr. Jason Stein as directors (all of whom were directors of Velcera immediately prior to and after the Merger), and the resignation of Timothy M. Hofer from his role as our sole director. Our executive management team was also reconstituted following Jay Lobell’s resignation from his positions as Denali’s Chief Executive Officer, President, and Secretary. John Knox will remain as our Treasurer until we hire a full-time Chief Financial Officer, who will also serve as Treasurer. The following table sets forth the name and position of each of our directors and executive officers after the Merger.

Name	Age	Positions

Dennis F. Steadman	54	Chief Executive Officer and Director
John Michael Preston	60	Chairman of the Board of Directors
Peter M. Kash	45	Vice Chairman of the Board of Directors
Stephen C. Rocamboli	35	Secretary and Director
Joshua A. Kazam	29	Director
Jason Stein, M.D.	34	Director
Kevin R. Vasquez	50	Director
John Knox	37	Treasurer
Antonio Benitz	57	Vice President, Research and Development
David M. Petrick	57	Vice President, Regulatory Affairs

Dennis F. Steadman, President, Chief Executive Officer and Director

Mr. Steadman has served as Chief Executive Officer of Velcera and as a director thereof since May 2004. Prior to joining Velcera, Mr. Steadman founded Valorum Associates Ltd. where he served as its President, providing executive management and strategic advisory services to animal health and related industries. From its creation in 1997 until 2001, Mr. Steadman held the position of Vice President, North American Operations and Global Management Committee Member with Merial Ltd., a leading animal health company, where he successfully lead the integration of the veterinary businesses of Merck AgVet and Rhone Poulenc (Sanofi-Aventis) in North America. From 1994 to 1997, Mr. Steadman was Vice President of U.S. Operations for Merck AgVet, and prior to which he was responsible for Pacific Region Operations. Prior to joining Merck, Mr. Steadman was with Chase Econometrics (subsidiary of Chase Manhattan Bank) for more than a decade conducting business research and providing consulting services to the agri-business sector. Mr. Steadman holds a Master of Science degree in Agricultural Economics from Pennsylvania State University with a focus on marketing and statistics, a B.S. degree from Pennsylvania State University in Agricultural Business Management, and has completed an Executive Program in Finance at the Harvard Business School.

John Michael Preston, BVMS, PhD, MRCVS, Chairman of the Board of Directors

Dr. Preston has served as a director of Velcera since May 2004. From 1997 to 2000, Dr. Preston was the founding Executive Chairman of Merial, a large animal health and poultry genetics company. From 1993 to 1997, he was President of Merck AgVet and served on the Management Committee of Merck & Co Inc. From 1987 to 1991, Dr. Preston held worldwide responsibility for animal health product development within Merck. Dr. Preston is also a former member of the board of directors of Astra Merck Inc. and Johnson & Johnson•Merck. Dr. Preston obtained his veterinary degree from the University of Glasgow and a PhD from the London School of Hygiene and Tropical Medicine. Dr. Preston is an honorary Professor in the Department of Clinical Studies at the University of Glasgow Veterinary School.

Peter M. Kash, Vice Chairman of the Board of Directors

Mr. Kash has served as a director of Velcera since May 2004. Since September 2004, he has been a partner in Two River Group Holdings, LLC and the President of Riverbank Capital Securities, Inc., a NASD broker-dealer specializing in conducting private placement financings for public and private development stage biotechnology companies. From 1991 to September 2004, Mr. Kash served as senior managing director at Paramount BioCapital Investments, LLC. Prior to his employment with Paramount BioCapital Investments, LLC, Mr. Kash was employed at Shearson Lehman Hutton. Mr. Kash also currently serves as a director of several privately held companies. Mr. Kash has served as an Associate Professor of Marketing at Polytechnic University, as an Adjunct Professor of Entrepreneurship and International Venture Capital at the Wharton School of Business at the University of Pennsylvania, and as an Entrepreneur in Residence at Pace University and at Ball State University. He was also a Professor of Entrepreneurship at the Sy Syms School of Business and currently serves as a Visiting Professor of Entrepreneurship at the Graduate School of Business at Nihon University in Tokyo. Mr. Kash earned his B.S. in Management Science from SUNY Binghamton and his M.B.A. in Banking and International Finance from Pace University. In 2001, Mr. Kash published his first book, Make Your Own Luck.

Stephen C. Rocamboli, Director and Secretary

Mr. Rocamboli has served as a director and as secretary of Velcera since May 2004. Mr. Rocamboli has been a Senior Managing Director and the General Counsel of Paramount BioCapital, Inc. since September 2004. From September 1999 to August 2004, Mr. Rocamboli was the Deputy General Counsel of Paramount BioCapital, Inc. Mr. Rocamboli also serves as chairman of the board of directors of VioQuest Pharmaceuticals, Inc. (OTCBB:VQPH). Mr. Rocamboli also serves as a member of the board of directors of several privately held development stage biotechnology companies. Mr. Rocamboli received his B.A. degree from The State University of New York at Albany, and his J.D. from Fordham University School of Law.

Joshua A. Kazam, Director

Mr. Kazam has been a director of Velcera since inception. Since September 2004, he has been a partner in Two River Group Holdings, LLC, a New York based venture capital group focused on creating new companies to in-license and develop novel technologies. From July 1999 to September 2004, Mr. Kazam served as a managing director at Paramount BioCapital Investments LLC, where he was responsible for the operations of venture investments. Mr. Kazam also currently serves as a director of several privately held companies. Mr. Kazam is a graduate of the Wharton School of the University of Pennsylvania.

Jason Stein, M.D., Director

Dr. Stein has served as a director of Velcera since May 2004.   Dr. Stein is currently founder and co-chairman of Actin Capital LLC and Actin Biomed LLC, each New York based healthcare investment firms.  Previously, Dr. Stein served as the Senior Analyst at Paramount BioCaptial Asset Management, Inc., where he  was  responsible for medical, scientific, and financial research of pharmaceutical products and technologies, since January 2000.  Dr. Stein currently serves of the board of directors of Chelsea Therapeutics International, Ltd. (OTCBB: CHTP). Dr. Stein is also an officer or director of several other privately held development-stage biotechnology companies. Dr. Stein received his undergraduate degree from the University of Michigan and his medical degree from Saba University.

Kevin R. Vasquez, Director

Mr. Vasquez became a director of Velcera in July 2005. Since July 2005, Mr. Vasquez has held the position of President and Chief Executive Officer and Director of Butler Animal Health Supply, the largest veterinary distributor of animal health products in the United States with sales approaching $1 billion. Prior to being named Chief Executive Officer of Butler, Mr. Vasquez served as President and Chief Operating Officer from 2003 to 2005 and Executive Vice President & Chief Operating Officer from 1999 to 2003. In addition he has served the animal health industry as a member of the board of directors of the National Cattlemen’s Association, the American Feed Industry Association, and the American Veterinary Distributors Association. He is also a past chairman of the national AFIA Animal Health Committee. Vasquez holds a B.S.B.A. in Marketing from Western Carolina University as well as an MBA from Central Michigan University.

John Knox, C.P.A., Treasurer

Mr. Knox has served as Velcera’s Treasurer on a part-time basis since its inception. Mr. Knox has been the Chief Financial Officer of Paramount BioCapital, Inc. since February 2005. From March 1995 to January 2005, Mr. Knox was Controller of Paramount BioCapital, Inc. Previously, he worked as an auditor at Eisner LLP (f/k/a Richard A. Eisner & Company, LLP) from October 1991 through February 1995. Mr. Knox is an officer of several privately held biotechnology companies. Mr. Knox received his Bachelors degree in Accounting from Emory University in May 1991. Mr. Knox is a certified public accountant. Following completion of the Merger, Velcera intends to hire a full-time Treasurer and Chief Financial Officer to replace Mr. Knox.

Antonio (Tony) Benitz, DVM, MS, Vice President, Research and Development

Dr. Benitz joined Velcera as Vice President, Research and Development in 2004. Prior to joining Velcera, he was Vice President of Research and Development for Pharmacia Animal Health from 1999 to 2003 where he was head of a global Research and Development group that brought several new products to market. Following the acquisition of Pharmacia by Pfizer in 2003 he was responsible for the integration of both legacy research and development teams at the Kalamazoo, MI site until he departed in 2004. Prior to joining Pharmacia, he was Director of Research and Development, North America for Hoechst-Roussel Vet (Intervet) from 1996 to 1999. He also spent 8 years with Merck Animal Science Research and five years with Schering-Plough Animal Health. He is a veterinarian with experience in building and running a private companion animal practice. Dr. Benitz earned a B.S. degree with honors from the University of California, Davis; a Master of Science degree in reproductive physiology from the University of Illinois; and a Doctor of Veterinary Medicine degree from the University of Saskatchewan, Canada.

David Petrick, VMD, JD, Vice President, Regulatory Affairs

Dr. Petrick joined Velcera part-time as Vice President, Regulatory Affairs in 2004. Prior to joining Velcera, Dr. Petrick spent 15 years as the head of Worldwide Regulatory Affairs for Schering-Plough Animal Health Corporation. Prior to Schering-Plough, Dr. Petrick was employed by American Cyanamid Company for 10 years in the Program Development and Regulatory Affairs groups. Prior to Cyanamid, he was base veterinarian in the US Air Force. Dr. Petrick obtained his veterinary degree from the University of Pennsylvania and also holds a J.D. from the Seton Hall University School of Law.

Audit Committee

Our Audit Committee of our board of directors is comprised of Stephen Rocamboli and Kevin Vasquez, both directors. The Audit Committee’s charter is filed as Exhibit 99.2 to this current report.

Executive Compensation

Compensation Committee

The Compensation Committee of our board of directors is comprised of John Preston, Joshua Kazam, and Dr. Jason Stein, each a director. The Compensation Committee’s charter is filed as Exhibit 99.3 to this current report.

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to (i) each individual serving as our principal executive officer during our last completed fiscal year; and (ii) each other individual that served as an executive officer at the conclusion of the fiscal year ended December 31, 2006 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the “named executives”).

Name and Principal Position	Year	Salary	Bonus (1)		Option Awards (2)		Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Dennis F. Steadman Chief Executive Officer and President	2006	$255,000	$175,000	(3)	-0-		-0-	-0-		$430,000

Antonio Benitz Vice President, Research and Development	2006	$235,000	$100,000	(4)	$68,203	(5)	-0-	$214,611	(8)	$617,814

David M. Petrick Vice President, Regulatory Affairs	2006	$96,000	-0-		$53,723	(7)	-0-	$128,766	(9)	$278,489

Jay Lobell Former Chief Executive Officer and President (7)	2006	-0-	-0-		-0-		-0-	-0-		-0-

(1)  Our named executives are eligible for discretionary annual bonuses based on their performance for each year of employment and are granted at the discretion of our board of directors. Furthermore, Mr. Steadman has a $100,000 annual guaranteed bonus based upon his employment contract.

(2)  Amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R) of stock option awards, and may include amounts from awards granted in and prior to fiscal year 2006. Assumptions used in the calculation of this amount for employees are identified in footnote one to Velcera’s financial statements for the year ended December 31, 2006.

(3)  Represents a guaranteed bonus for Mr. Steadman of $100,000 pursuant to the terms of his employment agreement and a $75,000 discretionary bonus relating to Mr. Steadman’s performance for the period from May 1, 2005 to April 30, 2006 which as of December 31, 2006, have not been paid.

(4)  Represents a discretionary bonus for Dr. Benitz pursuant to the terms of his employment agreement relating to Dr. Benitz’s performance for the period from November 1, 2005 to October 31, 2006 which as of December 31, 2006, has not been paid.

(5)  Amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R), of the following stock option awards: (i) the vesting of one-third of 125,000 option shares granted on October 18, 2004 at an amended exercise price of $3.50 per share; (ii) the vesting of one third of 10,000 option shares granted on November 1, 2005 at an exercise price of $3.50 per share.

(6)  Amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R), of the vesting of one-third of 80,000 option shares granted on July 7, 2004 at an amended exercise price of $3.50 per share.

(7)  Mr. Lobell served as Chief Executive Officer and President of Denali Sciences, Inc. from its inception in August 2005 until the merger with Velcera on February 27, 2007.

(8)  Reflects the fair value of the issuance to Dr. Benitz on June 1, 2006 of 100,000 shares of restricted stock, which becomes unrestricted based upon certain future events, issued to compensate Dr. Benitz for the amendment of his October 18, 2004 option grant to increase the original exercise price of $0.70 per share to $3.50 per share, the fair market value of our common stock on the date of grant. The sole purpose of the amendment to the option agreement and the issuance of restricted stock to Dr. Benitz was to amend the exercise price of the option in order to comply with Section 409A of the Internal Revenue Code.

(9)  Reflects the fair value of the issuance to Dr. Petrick on June 1, 2006 of 60,000 shares of restricted stock, which becomes unrestricted based upon certain future events, issued to compensate Dr. Petrick for the amendment of his July 7, 2004 option grant to increase the original exercise price of $0.70 per share to $3.50 per share, the fair market value of our common stock on the date of grant. The sole purpose of the amendment to the option agreement and the issuance of restricted stock to Dr. Benitz was to amend the exercise price of the option in order to comply with Section 409A of the Internal Revenue Code.

Employment Agreements with Executives

PRESIDENT& CHIEF EXECUTIVE OFFICER

On April 20, 2004, Velcera entered into an employment agreement with Dennis Steadman to act as Velcera’s President and Chief Executive Officer, and to serve as a member of Velcera’s board of directors. The employment agreement is filed as Exhibit 10.4 to this current report. Mr. Steadman receives an annual base salary of $255,000 per year, and is also entitled to an annual guaranteed bonus of $100,000. Mr. Steadman is also eligible for a bonus each year, at the discretion of Velcera’s board of directors, of up to $150,000 in the first year, up to $200,000 in the second year and up to $250,000 in the third year, each based on the attainment by him of certain financial, clinical development and business milestones. Additionally, Mr. Steadman is eligible to receive additional cash bonuses for each product of Velcera that is approved for commercial sale by the FDA during the term of the employment agreement, as well as for each new technology that is acquired by Velcera with consent of the board of directors during the term of the employment agreement. In conjunction with the execution of his employment agreement, Mr. Steadman also purchased 259,026 restricted shares of Velcera’s common stock at a price of $0.001 per share pursuant to the terms and conditions of a stock purchase agreement. These purchased shares vest annually in equal parts on each of the first three (3) anniversaries of such purchase. The employment agreement has a term of three (3) years. Under the employment agreement, Mr. Steadman has also agreed to non-competition provisions. In consideration of this non-competition agreement, Velcera has agreed to make payments to Mr. Steadman for up to twelve (12) months following the termination of his employment under certain circumstances. The employment agreement contains other customary terms and provisions that are standard in Velcera’s industry.

VICE PRESIDENT, RESEARCH AND DEVELOPMENT

On September 1, 2004, Antonio Benitz, DVM, MS accepted an at-will position with Velcera to serve as its Vice President, Research and Development. Dr. Benitz receives an annual base salary of $235,000 and is also eligible for a bonus, at the discretion of Velcera’s board of directors, of up to 60% of his base salary.  Additionally, Dr. Benitz is eligible to receive additional cash bonuses upon (a) the acceptance for review by the FDA (or its European equivalent) of each sponsored product during the term his employment with Velcera and (b) final approval by the FDA (or its European Equivalent) for each sponsored product during the term of his employment with Velcera. Also, in conjunction with his employment with Velcera, Velcera has granted Dr. Benitz options to purchase 135,000 shares of common stock, which currently have an exercise price equal to $3.50 per share. These options vest in equal parts on each of the first three (3) anniversaries of the respective grant dates, in each case only if Dr. Benitz remains employed by Velcera at such times. On April 27, 2006, in connection with the repricing of such options, Velcera granted Mr. Benitz 100,000 shares of restricted stock, which vest upon certain liquidity events including, without limitation, 180 days following the date upon which our Common Stock is tradable on the over-the-counter Bulletin Board.

VICE PRESIDENT, REGULATORY AFFAIRS

On July 7, 2004, David Petrick, DVM, JD accepted a part-time at-will position with Velcera to serve as its Vice President, Regulatory Affairs. Dr. Petrick receives an annual base salary of $96,000 and is also eligible to receive additional cash bonuses upon (a) the acceptance for review by the FDA (or its European equivalent) of each sponsored product during the term his employment with Velcera and (b) final approval by the FDA (or its European Equivalent) for each sponsored product during the term of his employment with Velcera. Also, in conjunction with his employment with Velcera, Velcera granted Dr. Petrick options to purchase 80,000 shares of common stock, which currently have an exercise price equal to $3.50 per share. These options vest in equal parts on each of the first three (3) anniversaries of Dr. Petrick’s employment with Velcera, in each case only if Dr. Petrick remains employed by Velcera at such times. On April 27, 2006, in connection with the repricing of such options, Velcera granted Mr. Petrick 60,000 shares of restricted stock, which vest upon certain liquidity events including, without limitation, 180 days following the date upon which our Common Stock is tradable on the over-the-counter Bulletin Board.

Executive Bonus Compensation

Our named executive officers are eligible for discretionary annual bonuses, the maximum amount of which is determined as a percentage of such executive’s annual salary. The determination of whether to declare such bonuses, and if declared, the amount of such bonuses, are made in the sole discretion of our board of directors, and may be based upon the recommendation of our chief executive officer. The chief executive officer does not provide recommendations or other input with respect to his own bonus. A number of performance factors are considered in bonus decisions, including (i) professional ability (job knowledge and professionalism), (ii) human relation skills (interpersonal skills, communication and coordination), (iii) strengths and (iv) areas of developments. We currently do not anticipate changing our informal bonus policy as it pertains to executives.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding each unexercised option and non-vested stock award held by each of our named executive officers as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Dennis F. Steadman	-0-	-0-				86,342	$161,460

Antonio Benitz	86,667	48,333		3.50	10/18/2014 11/1/2015 (2)	100,000	$187,000

David M. Petrick	53,334	26,666		3.50	7/7/2014	60,000	$112,200

(1)  All options granted pursuant to our 2003 Stock Option Plan, as amended. Pursuant to the 2003 Stock Option Plan, options vest in equal amounts annually over three years, with the first third vesting on first anniversary of the grant date and each vesting date subject to continued employment with us on each such date.

(2)  Reflects two separate options grants of which 125,000 options expire on October 18, 2014 and 10,000 options expire on November 1, 2015.

Severance and Change of Control Arrangements

See “-- Employment Agreements with Executives - President and Chief Executive Officer” above for a description of the severance and change of control arrangement with Mr. Steadman.

Our board of directors, or a committee thereof, serving as plan administrator of our 2003 Stock Incentive Plan, has the authority to provide for accelerated vesting of the options granted to our named executive officers and any other person in connection with changes of control. The 2003 Stock Incentive Plan is filed as Exhibit 10.3 to this current report.

Executive Compensation under the 2003 Stock Option Plan

Following the Merger we have outstanding 408,630 stock options issued under our 2003 Stock Option Plan at exercise prices ranging from $0.10 to $3.75 per share, of which 215,000 have been issued to the named executives.

Director Compensation

The following table shows the compensation earned by each of our non-employee directors for the year ended December 31, 2006:

Name	Fees Earned or Paid in Cash	Option Awards	All Other Compensation	Total
Dr. John M. Preston	$25,000	-0-	-0-	$25,000
Stephen C. Rocamboli	-0-	-0-	-0-	-0-
Joshua A. Kazam	-0-	-0-	-0-	-0-
Peter M. Kash	-0-	-0-	-0-	-0-
Dr. Jason Stein	-0-	-0-	-0-	-0-
Kevin R. Vasquez	-0-	-0-	-0-	-0-

Certain Relationships & Transactions

We have based our current business plan on exploiting certain exclusive rights to certain intellectual property rights obtained from NovaDel pursuant to the NovaDel License Agreement. Lindsay Rosenwald, M.D. and certain trusts for the benefit of Dr. Rosenwald or his children own, in the aggregate, approximately 24% of the outstanding shares of common stock of NovaDel. Stephen C. Rocamboli, one of our directors, is a Senior Managing Director and the General Counsel of Paramount BioCapital, Inc., which is controlled by Dr. Rosenwald.

Lindsay A. Rosenwald, M.D., one of our substantial stockholders, is affiliated with Paramount BioCapital Asset Management, Inc., Paramount Biosciences, LLC, and Paramount BioCapital Investments, LLC. Our Treasurer, John Knox, is an employee of Paramount BioCapital, Inc. At various times during 2003 and 2004, Velcera issued 5% promissory notes payable in the aggregate principal amount of $267,339 to Paramount BioCapital Investments, LLC. These notes were due to mature on various dates from January 2006 through July 2006. Of the total principal amount of notes payable, Velcera received proceeds amounting to $200,000 and the remaining balance of the proceeds was paid to the lender for expenses paid on behalf of Velcera. These notes payable were fully repaid in September 2004.

We rent office space from Steadman Consulting Co., LLC for $2,600 per month and Velcera has purchased office supplies, computers and furniture from Steadman Consulting LLC for $6,763.87. Velcera’s Chief Executive Officer, Dennis Steadman, is the managing member of Steadman Consulting LLC.

Description of Securities

Following the Merger and the closing of the Offering, we will have outstanding: (i) 12,040,110 shares of Common Stock, (ii) options to purchase 408,630 shares of Common Stock at exercise prices ranging from $0.10 to $3.75 per share, and (iii) warrants to purchase 2,982,325 shares of Common Stock.

The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Upon our liquidation, dissolution or winding, holders of Common Stock will be entitled to share ratably in all of our assets that are legally available for distribution, after payment of all debts and other liabilities. The holders of the Common Stock have no preemptive, subscription, redemption or conversion rights.

Recent Sales of Unregistered Securities by Velcera

In 2004, Velcera sold an aggregate of 2,031,634 shares of Velcera common stock at a purchase price of $3.50 per share. In connection with that offering, Velcera issued 203,164 warrants to purchase Velcera Common Stock to the placement agent at an exercise price equal to $3.85 per share. A form of that warrant is filed as Exhibit 4.1 to this current report.

Contemporaneously with the Merger, Velcera sold 5,346,695 units, each consisting of one share of common stock and a warrant to purchase one-half of a share of common stock at $1.87 per share. The per unit purchase price was $1.87. Each Warrant has an exercise price equal to $1.87 per share. See Management’s Discussion and Analysis or Plan of Operation beginning on page 17 for more information on the offering.

The sales of the securities identified above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, Velcera believes that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rules promulgated thereunder. Each of the above-referenced investors in Velcera’s stock represented to Velcera in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

Indemnification of Directors and Officers

Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Item 3.02. Unregistered Sales of Equity Securities.

As disclosed under Item 2.01 above, in connection with the Merger, Velcera issued an aggregate of 5,346,695 shares of Velcera Common Stock and other securities having the right to purchase approximately an additional 2,780,235 shares of Velcera Common Stock, all of which were unregistered. For these issuances, Velcera relied on the exemptions from the registration requirements of the Securities Act provided by Section 4(2) and Rule 506, as the securities were sold to 125 individuals, each of which Velcera reasonably believes is either an “accredited investor,” as defined under Rule 502 of the Securities Act.

In 2004, Velcera sold an aggregate of 2,031,634 shares of Velcera Common Stock at a purchase price of $3.50 per share. In connection with that offering, Velcera issued 203,164 warrants to purchase Velcera Common Stock to the placement agent to the offering. A form of that warrant is filed as Exhibit 4.1 to this current report.

Item 5.01. Changes in Control of Registrant.

The disclosures set forth in Item 2.01 above are hereby incorporated by reference into this Item 5.01.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosures set forth in Item 2.01 regarding the reconstitution of our board of directors, Jay Lobell’s resignation from his positions as our Chief Executive Officer, President, and Secretary, and the appointment of new officers are hereby incorporated by reference into this Item 5.02.

Item 5.06. Change in Shell Company Status.

As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, we ceased being a shell company (as defined in Rule 12b-2 under the Exchange Act of 1934, as amended) upon completion of the Merger.

Item 9.01. Financial Statements and Exhibits.

(a) As a result of its merger with Velcera as described in Item 2.01, the registrant is filing Velcera’s audited financial information as Exhibit 99.1 to this current report.

(b) Pro forma financial information has not been included, as it would not be materially different from the financial information of Velcera as referenced in Item 9.01(a) above.

(c) Exhibits.

Exhibit	Description
2.1
Merger Agreement dated January 30, 2007, between Denali Sciences, Inc., Denali Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Denali, and Velcera Pharmaceuticals, Inc., a Delaware corporation (incorporated by reference to exhibit 10.1 to Denali's current report on Form 8-K filed on February 2, 2007).

3.1	Certificate of Merger relating to the merger of Denali Acquisition Corp. with and into Velcera Pharmaceuticals, Inc.

3.2	Certificate of Ownership relating to the merger of Velcera Pharmaceuticals, Inc. with and into Denali Sciences, Inc.

4.1	Form of warrant (Series CSW No.2004-) issued to placement agent in connection with Velcera’s 2004 offering.

4.2	Form of warrant (2007 offering of Units)

4.3	Form of warrant (2007 offering) issued to placement agent.

10.1	Form of Redemption Agreement dated January 30, 2007 between Denali Sciences, Inc. and various Denali Sciences Inc. stockholders.

10.2	Indemnity Agreement dated as of February 27, 2007, between Denali Sciences, Inc., Velcera Pharmaceuticals, Inc., and Timothy M. Hofer.

10.3	2003 Stock Incentive Plan

10.4	Employment Agreement dated as of April 20, 2004, by and between The Veterinary Company, Inc. and Dennis F. Steadman

10.5	Restricted Stock Agreement effective as of June 1, 2006 by and between Velcera Pharmaceuticals, Inc. and David M. Patrick

10.6	Schedule identifying Agreement and material terms of such Agreement similar to Exhibit 10.5

99.1
Audited financial statements of Velcera Pharmaceuticals, Inc. for the fiscal year ended December 31, 2006. (pro forma financials are not included, as pro-forma would not be materially different from Velcera’s audited financial statements).

99.2	Velcera Audit Committee Charter adopted as of November 4, 2005.

99.3	Velcera Compensation Committee Charter adopted as of November 4, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELCERA, INC.

Date: August 14, 2007	By:	/s/ Dennis F. Steadman
Dennis F. Steadman
Chief Executive Officer and President

EXHIBIT INDEX

3.1	Certificate of Merger relating to the merger of Denali Acquisition Corp. with and into Velcera Pharmaceuticals, Inc.

3.2	Certificate of Ownership relating to the merger of Velcera Pharmaceuticals, Inc. with and into Denali Sciences, Inc.

4.1	Form of warrant (Series CSW No.2004-) issued to placement agent in connection with Velcera’s 2004 offering.

4.2	Form of warrant (2007 offering of Units)

4.3	Form of warrant (2007 offering) issued to placement agent.

10.1	Form of Redemption Agreement dated January 30, 2007 between Denali Sciences, Inc. and various Denali Sciences Inc. stockholders.

10.2	Indemnity Agreement dated as of February 27, 2007, between Denali Sciences, Inc., Velcera Pharmaceuticals, Inc., and Timothy M. Hofer.

10.3	2003 Stock Incentive Plan

10.4	Employment Agreement dated as of April 20, 2004, by and between The Veterinary Company, Inc. and Dennis F. Steadman

10.5	Restricted Stock Agreement effective as of June 1, 2006 by and between Velcera Pharmaceuticals, Inc. and David M. Patrick

10.6	Schedule identifying Agreement and material terms of such Agreement similar to Exhibit 10.5

99.1
Audited financial statements of Velcera Pharmaceuticals, Inc. for the fiscal year ended December 31, 2006. (pro forma financial information is not included, as the pro-forma information would not be materially different from Velcera’s historical financial statements).

99.2	Velcera Audit Committee Charter adopted as of November 4, 2005.

99.3	Velcera Compensation Committee Charter adopted as of November 4, 2005